Exhibit 10.21

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT is made and entered into effective as of the _____ day of May, 20____ (the “Award Date”), by and between GILEAD SCIENCES, INC., a Delaware corporation (the “Company”), and ETIENNE F. DAVIGNON (the “Grantee”). In consideration of the agreements set forth below, the Company and Grantee agree as follows:

1. Award. An award of __________ (            ) shares of the Company’s common stock (the “Restricted Stock”) is hereby made to the Grantee, subject to the terms and conditions of this Agreement and to the provisions of the Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended and restated (the “Plan”), the terms of which are incorporated by reference herein.

2. Transfer Restrictions. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of in any manner at any time while the Restricted Stock remains subject to the Forfeiture Restrictions. Notwithstanding the foregoing, the Restricted Stock may be transferred by will or by the laws of descent and distribution following the Grantee’s death.

3. Vesting Schedule. The Restricted Stock shall vest, and cease to be subject to forfeiture hereunder, upon Grantee’s completion of six (6) months of Continuous Service (as such term is defined in the Plan) measured from the Award Date (the “Vesting Schedule”).

4. Forfeiture Restrictions. Should the Grantee cease Continuous Service prior to the completion of the Vesting Schedule for any reason other than those listed in Section 5 below, then the Restricted Stock shall be forfeited to the Company, without any consideration due or payable to Grantee, and Grantee shall cease to have any further right, title or interest in the forfeited Restricted Stock. This provision is referred to in this Agreement as the “Forfeiture Restrictions.”

5. Lapse of Forfeiture Restrictions. Notwithstanding the Vesting Schedule or any other provision contained herein or in the Plan, the Forfeiture Restrictions shall lapse, and any Restricted Stock shall immediately vest, prior to the completion of the Vesting Schedule upon the earliest to occur of the following: (i) termination of the Grantee’s Continuous Service as a result of his death or disability (as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) or his retirement at or after age 65; (ii) a Change in Control, as such term is defined in the Plan; or (iii) an action by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its sole discretion, terminating such Forfeiture Restrictions.

6. Stock Certificates. The Company shall issue a certificate in the Grantee’s name evidencing the Restricted Stock awarded hereunder. The certificate shall bear a restrictive legend evidencing the Forfeiture Restrictions and the transfer restrictions set forth in Section 2 above. The Company shall cause such certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of this Agreement. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate without such restrictive legend to be issued in the name of the Grantee for the shares as to which the Forfeiture Restrictions have lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.

7. Rights as Stockholder. Grantee shall be entitled to all of the rights of a stockholder with respect to the Restricted Stock, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Restricted Stock on and after the Award Date.

8. Election to Recognize Gross Income in the Year of Grant. Pursuant to Section 83(b) of the Code, Grantee may elect within thirty (30) days after the Award Date to include in gross income for U.S. federal income tax purposes an amount equal to the Fair Market Value (as such term is defined in Section 10 below) of the Restricted Stock on such Award Date. If such a valid and timely election is made, Grantee shall pay to the Company, or make arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any U.S. federal, state or local taxes required to be withheld with respect to such shares as a result of such election. The Company shall provide Grantee with an appropriate Section 83(b) election form upon the Grantee’s request.

9. Tax Withholding. In the absence of a valid and timely Code Section 83(b) election under Section 8 above, Grantee shall make appropriate arrangements with the Company for satisfaction of any U.S. federal, state or local income tax or foreign tax withholding requirements applicable to the vesting of the Restricted Stock upon the completion of the Vesting Schedule or any earlier termination of the Forfeiture Restrictions. Such arrangements may include an election by the Grantee to have the Company retain some portion of the Restricted Stock to satisfy such withholding requirements. The election must be made prior to the date on which the amount to be withheld is determined. If such election is made, then upon the lapse of the Forfeiture Restrictions, the Company will retain the number of shares of Restricted Stock with a Fair Market Value equal to the amount necessary to satisfy any such applicable tax withholding requirements. In no event, however, shall the number of shares of Common Stock which the Company shall be required to so retain exceed in Fair Market Value the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates, including payroll taxes, that are applicable to supplemental taxable income.

If the Grantee shall fail to make appropriate arrangements for the satisfaction of the applicable tax withholding requirements, then the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any U.S. federal, state or local taxes or foreign taxes of any kind required by law to be withheld with respect to such shares of Restricted Stock.

The Committee is hereby authorized to establish such rules, forms and procedures as it deems necessary to implement the foregoing. In no event, however, shall the Company be required to issue fractional shares of Common Stock.

10. Fair Market Value. For purposes of this Agreement, the “Fair Market Value” per share of the Company’s common stock on any relevant date shall be the closing price per share of the Company’s common stock (or the closing bid, if no sales were reported) on that date, as quoted on the national stock exchange that is at the time serving as the primary trading market for such common stock; provided, however, that if there no reported closing price or closing bid for that date, then the closing price or closing bid, as applicable, for the last trading date on which such closing price or closing bid was quoted shall be determinative of such Fair Market Value. The applicable quoted price shall be as reported in The Wall Street Journal or such other source as the Committee deems reliable.

11. Designation of Beneficiary. Grantee may designate a beneficiary or beneficiaries to receive the distribution of the Restricted Stock in the event of the Grantee’s death and may change such designation from time to time by filing a written designation of beneficiary with the Committee on a form prescribed by it; provided, that no such designation shall be effective unless received prior to the death of the Grantee.

12. Status of Restricted Stock. Grantee agrees that he will not sell or otherwise dispose of the Restricted Stock in any manner which would constitute a violation of any applicable federal or state securities laws.

13. Committee Decisions Conclusive. All decisions of the Committee relating to questions arising under the Plan or under this Agreement shall be conclusive and binding on Grantee.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

15. Successors. “Grantee” as used herein shall include Grantee’s executor, administrator, or other legal representative or the person or persons to whom Grantee’s rights under this Restricted Stock Award Agreement pass by will or by the applicable laws of descent and distribution.

16. Amendments. This Agreement may not be amended, modified or terminated except by a writing signed by the Company and Grantee.

17. Governing Law. This Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award to be made and Agreement to be executed by its duly authorized officer as of the date first above written.

GILEAD SCIENCES, INC.

By:
Title:

Accepted:

GRANTEE

Etienne Davignon